FORM 3


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person


   Ehrlich               Burtt                  R.
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   (Last)               (First)              (Middle)


   Two Soundview Drive
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                        (Street)

   Greenwich               CT                 06830
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)


   May 28, 2002
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol


   Clarus Corporation (CLRS)
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5. Relationship of Reporting Person to Issuer
   (check all applicable)

   [X] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instruction 4)        Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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 Common Stock, $0.0001
 par value per share              38,000                    D
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 Common Stock, $0.0001                                                     Trusts for the benefit of the Reporting
 par value per share              11,500                    I              Person's children (1)
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       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                                         ative           Security:
                                                                          Amount        Security        Direct
                                                                          or                            (D) or
                           Date       Expira-                             Number                        Indirect
                           Exer-      tion                                of                            (I)
                           cisable    Date               Title            Shares                        (Instr. 5)
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(1) The filing of this statement shall not be deemed an admission that the Reporting Person is, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.

*    If the Form is filed by more than one reporting person, See Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

               /s/ Burtt R. Ehrlich                            June 5, 2002
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              ** Signature of the Reporting Person                 Date